NEWS RELEASE	EXHIBIT 99.1

Visteon Appoints William G. Quigley as Chief Financial Officer
VAN BUREN TOWNSHIP, Mich., Feb. 13, 2007 — Global automotive supplier Visteon Corporation (NYSE: VC) has named William G. Quigley III as chief financial officer effective March 9. He will assume this role and continue as the company’s chief accounting officer.
“Bill Quigley brings strong financial acumen and industry knowledge that positions him to take on this key role to help Visteon continue driving its three-year improvement plan,” said Michael F. Johnston, Visteon Chairman and Chief Executive Officer. “Being able to draw on talent from within our organization enables us to ensure a seamless transition and continued momentum in executing our plan.”
Quigley, who currently serves as vice president, corporate controller and chief accounting officer for Visteon, has been responsible for leading the company’s financial planning, analysis and reporting. He joined Visteon in 2005 and is an elected corporate officer.
Prior to joining Visteon, Quigley was vice president and corporate controller for Federal-Mogul Corp., where he held several management positions during his 10-year tenure. Before that, Quigley was an assistant corporate controller at Nissan Research and Development and an audit manager at Deloitte & Touche.
Quigley earned a bachelor’s degree in accounting from Michigan State University and is a certified public accountant in the state of Michigan. He is a member of the American Institute of Certified Public Accountants and the Michigan Association of CPAs.
Quigley will replace James F. Palmer who was named CFO for Northrop Grumman, a $30 billion global defense and technology company headquartered in Los Angeles. Palmer served as Visteon’s executive vice president and CFO since 2004.
Johnston added, “We appreciate Jim Palmer’s significant contribution to Visteon. He played an important role in bringing together the Ford agreement that set Visteon on a path to improve its cost structure and competitiveness. We wish him the best in his new assignment.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 26 countries and employs approximately 46,000 people.
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Contacts:	Media Inquiries		Investor Inquiries
	Kimberley Goode	Jim Fisher	Derek Fiebig	Visteon Corporation
	734-710-5000	734-710-5557	743-710-5800	One Village Center Drive
	kgoode@visteon.com	jfishe89@visteon.com	dfiebig@visteon.com	Van Buren Twp., Mich., 48111